Exhibit 2.1

FIRST AMENDED AND RESTATED AGREEMENT

AND PLAN OF REORGANIZATION

between

UNION BANKSHARES CORPORATION

and

FIRST MARKET BANK, FSB

March 30, 2009

i

ARTICLE 6.	CONDITIONS TO THE MERGER	32
6.1	General Conditions	32
6.2	Conditions to Obligations of UBSH	33
6.3	Conditions to Obligations of FMB	34

ARTICLE 7.	TERMINATION	34
7.1	Termination	34
7.2	Effect of Termination	36
7.3	Non-Survival of Representations, Warranties and Covenants	36
7.4	Termination Fees and Expenses	36

ARTICLE 8.	GENERAL PROVISIONS	37
8.1	Entire Agreement	37
8.2	Binding Effect; No Third Party Rights	37
8.3	Waiver and Amendment	38
8.4	Governing Law	38
8.5	Notices	38
8.6	Counterparts	39
8.7	Waiver of Jury Trial	39
8.8	Severability	39

LIST OF EXHIBITS

EXHIBIT 1.1(a)	Form of Plan of Merger
EXHIBIT 1.3(a)	Form of Articles of Incorporation and Bylaws of the Continuing Bank
EXHIBIT 1.3(b)	Form of Articles of Incorporation of the Continuing Corporation
EXHIBIT 1.3(c)	Form of Bylaw Amendment of the Continuing Corporation
EXHIBIT 5.8	Form of Affiliate Agreement
EXHIBIT 5.12	Forms of Employment and Management Continuity Agreements
EXHIBIT 5.16	Form of Registration Rights Agreement

INDEX OF DEFINED TERMS

Acquisition Transaction	Section 5.5
Acquisition Bank	Recitals
Amended Articles	Section 1.3(b)
Average Share Price	Section 2.1(b)
Bank Reports	Section 3.3(g)(iv)
Benefit Plans	Section 3.3(n)(i)
Capital Stock Exchange Ratios	Section 2.1(b)
Closing Date	Section 1.2
Code	Recitals
Common Stock Exchange Ratio	Section 2.1(a)
Continuing Bank	Section 1.1
Continuing Corporation	Section 1.3(a)
Continuing Corporation Common Stock	Section 2.1(a)
Continuing Corporation Series A Preferred Stock	Section 2.1(g)
Continuing Corporation Series B Preferred Stock	Section 2.1(c)
Continuing Corporation Series C Preferred Stock	Section 2.1(d)
Continuing Corporation TARP Preferred Stock	Section 2.1(d)
Disclosure Letter	Section 3.1(a)
Dissenting Shares	Section 2.6
Effective Date	Section 1.2
Environmental Claim	Section 3.3(r)(v)(A)
Environmental Laws	Section 3.3(r)(v)(B)
ERISA	Section 3.3(n)(iii)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
FDIC	Section 3.3(b)
FMB Affiliates	Section 5.8
FMB Capital Stock	Section 2.1(f)
FMB Common Stock	Section 2.1(a)
FMB Continuing Employees	Section 5.9(a)
FMB Directors	Section 1.3(c)
FMB Equity Plan	Section 3.3(n)(xi)
FMB Financial Statements	Section 3.3(g)(iii)
FMB Series A Preferred Stock	Section 2.1(b)
FMB Series B Preferred Stock	Section 1.3(b)
FMB Series C Preferred Stock	Section 1.3(b)
FMB Stockholder Approvals	Section 3.3(d)(i)(A)
FMB TARP Preferred Stock	Section 1.3(b)
GAAP	Section 3.3(g)(ii)
Governmental Authority	Section 5.6(a)
Intellectual Property	Section 3.3(t)
Proxy Statement	Section 5.4(a)
Knowledge	Section 3.2(c)
Loan Loss Allowance	Section 3.3(p)(ii)

Material Adverse Effect	Section 3.2(b)
Materials of Environmental Concern	Section 3.3(r)(v)(C)
Meeting	Section 4.3(b)(ii)(A)
Merger	Recitals
New Certificates	Section 2.2(a)
Old FMB Capital Stock Certificates	Section 2.1(h)
Organizational Documents	Section 3.3(a)
OTS	Section 1.2
Permitted Issuances	Section 4.1(d)(ii)
Plan of Merger	Section 1.1
Registration Rights Agreement	Section 5.16
Regulatory Approvals	Section 5.6(a)
Rights	Section 3.3(e)
SCC	Section 1.2
SEC	Section 3.3(g)(i)
SEC Reports	Section 3.3(g)(i)
Securities Laws	Section 3.3(g)(i)
Series A Exchange Ratio	Section 2.1(b)
Subsidiary	Section 3.3(c)
Subsidiary Bank Merger	Section 1.3(a)
Surviving Bank	Section 1.3(a)
Tax Returns	Section 3.3(l)(i)
Taxes	Section 3.3(l)(i)
Technology Systems	Section 3.3(t)
Termination Fee	Section 7.4(a)
Transaction	Section 4.3(b)(i)
Transition Committee	Section 4.3(b)(i)
Treasury	Section 3.3(e)
Treasury Warrant	Section 3.3(e)
UBSH Common Stock	Section 2.1(e)
UBSH Directors	Section 1.3(c)
UBSH Financial Statements	Section 3.3(g)(ii)
UBSH Series A Preferred Stock	Section 2.1(g)
UBSH Stock Awards	Section 3.3(e)
UBSH Stock Options	Section 3.3(e)
UBSH Stock Plan	Section 3.3(e)
UBSH Stockholder Approvals	Section 3.3(d)(i)(B)

FIRST AMENDED AND RESTATED AGREEMENT

AND PLAN OF REORGANIZATION

THIS FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION, entered into on June 19, 2009 and dated and made effective as of March 30, 2009 (the “Agreement”), between UNION BANKSHARES CORPORATION, a Virginia corporation (“UBSH”), and FIRST MARKET BANK, FSB, a federally chartered savings bank (“FMB”).

WHEREAS, UBSH and FMB entered into an Agreement and Plan of Reorganization, dated as of March 30, 2009 (the “Original Agreement”), providing for the business combination of UBSH and FMB, pursuant to which FMB would merge with and into a newly-formed interim bank subsidiary of UBSH, with such subsidiary surviving and continuing to operate after completion of the combination as a separate wholly-owned banking subsidiary of UBSH;

WHEREAS, in accordance with Sections 5.15 and 8.3 of the Original Agreement, UBSH and FMB wish to amend and restate the Original Agreement in its entirety, among other things, to modify the structure of the combination to provide that FMB shall merge (the “Merger”) with and into a newly-formed interim bank subsidiary of UBSH (the “Acquisition Bank”), and Union Bank and Trust Company, a wholly-owned Virginia banking subsidiary of UBSH (“UBTC”), will merge with and into the Acquisition Bank as soon as reasonably practicable after the Merger;

WHEREAS, the Boards of Directors of UBSH and FMB have approved, and deem it advisable and in the best interests of their respective stockholders to consummate the Merger;

WHEREAS, the Boards of Directors of UBSH and FMB have each determined that the Merger is consistent with, and will further, their respective business strategies and goals;

WHEREAS, in furtherance thereof, the Boards of Directors of UBSH and FMB have approved this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Plan of Merger (as defined herein) shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

The Merger and Related Matters

1.1	The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Date as defined in Section 1.2, FMB will be merged with and into the Acquisition Bank pursuant to the Plan of Merger in the form attached hereto as Exhibit 1.1(a) and made a part hereof (the “Plan of Merger”). The Acquisition Bank, which shall be organized by UBSH as a direct wholly-owned subsidiary of UBSH to facilitate the Merger, will be the surviving corporation in the Merger (referred to herein as the “Continuing Bank” whenever reference is made to it as of the Effective Date or thereafter). Following the Merger, the Continuing Bank will be a direct wholly-owned banking subsidiary of UBSH. The Merger will have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act and 12 CFR § 552.13 promulgated by the Office of Thrift Supervision (the “OTS”).

1.2	Effective Date.

The Merger will become effective on the date and at the time shown on the Certificate of Merger issued by the Virginia State Corporation Commission (the “SCC”) and the Articles of Combination endorsed by the OTS effecting the Merger (the “Effective Date”). Subject to the satisfaction or waiver of the conditions set forth in Article 6 and to Section 1.2 of the FMB Disclosure Letter, the parties will use their reasonable best efforts to cause the Effective Date to occur as soon as reasonably practicable. All documents required by this Agreement to be delivered at or before the Effective Date will be exchanged by the parties at the closing date of the Merger (the “Closing Date”), which shall be held on or before the Effective Date. At or after the Closing Date, FMB and the Acquisition Bank will execute and deliver Articles of Merger containing the Plan of Merger to the SCC and Articles of Combination containing the Plan of Merger to the OTS.

1.3	Corporate Governance and Related Matters.

(a) At the Effective Date, the name of the Acquisition Bank shall be changed to First Market Bank, and the Articles of Incorporation and Bylaws of the Acquisition Bank, as proposed to be amended at the Effective Date in the form attached hereto as Exhibit 1.3(a), shall become the Articles of Incorporation and Bylaws of the Continuing Bank. The Continuing Bank shall thereafter operate as a separate Virginia chartered commercial banking subsidiary of UBSH (from and after the Effective Date, UBSH shall be referred to herein as the “Continuing Corporation”). As soon as reasonably practicable after the Merger, UBTC will merge with and into the Continuing Bank (the “Subsidiary Bank Merger”). The Continuing Bank will be the surviving corporation in the Subsidiary Bank Merger (referred to herein as the “Surviving Bank” whenever reference is made to it as of the effective date of the Subsidiary Bank Merger or thereafter), and at such time the name of the Surviving Bank shall be changed to a name mutually agreed to by UBSH and FMB. The officers and directors of FMB immediately prior to the Effective Date shall continue to be the officers and directors of the Continuing Bank after the Effective Date and until the Subsidiary Bank Merger.

(b) At the Effective Date, the Articles of Incorporation of UBSH shall be amended substantially in the form attached hereto as Exhibit 1.3(b) (the “Amended Articles”) in order: (i) to change the name of UBSH to “Union First Market Bankshares Corporation” or such other name as may be mutually agreed to by UBSH and FMB; and (ii) to authorize two separate series of preferred stock that will have substantially identical preferences, rights and limitations to the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, of FMB (the “FMB Series B Preferred Stock”) and the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C, of FMB (the “FMB Series C Preferred Stock” and, together with the FMB Series B Preferred Stock, the “FMB TARP Preferred Stock”).

(c) Prior to the Effective Date, UBSH shall take all actions necessary to adopt the amendment to the Bylaws of UBSH substantially in the form set forth in Exhibit 1.3(c), effective as of the Effective Date. On or prior to the Effective Date, the Board of Directors of UBSH shall cause the number of directors that will comprise the full Board of Directors of the Continuing Corporation at the Effective Date to be fixed at such number, not to exceed thirteen, as agreed to by the parties. Of the members of the initial Board of Directors of the Continuing Corporation at the Effective Date, not more than ten shall be current UBSH directors designated by UBSH, including the current President and Chief Executive Officer of UBSH (the “UBSH Directors”), and not more than two shall be current FMB directors designated in the manner set forth in the proposed amendment to the Bylaws (the “FMB Directors”). The current Chief Executive Officer of FMB shall also be appointed to the Board of Directors of the Continuing Corporation at the Effective Date. No other directors or employees of UBSH or FMB shall be designated to serve on the Board of Directors of the Continuing Corporation at the Effective Date. The UBSH Directors and FMB Directors will be split as equally as possible among the three classes of directors to serve staggered terms.

(d) Prior to the Effective Date, the UBSH Board of Directors will appoint David J. Fairchild to serve as the President of the Continuing Corporation, effective as of the Effective Date.

(e) Prior to the effective date of the Subsidiary Bank Merger, UBSH shall cause the number of directors that will comprise the full Board of Directors of the Surviving Bank at the effective date of the Subsidiary Bank Merger to be fixed at such number, not to exceed fifteen, as agreed to by the parties. Of the members of the initial Board of Directors of the Surviving Bank at the effective date of the Subsidiary Bank Merger, not more than twelve shall be current directors of UBTC or UBSH designated by UBSH, including the current President and Chief Executive Officer of UBSH, and not more than two shall be designated by FMB. The current Chief Executive Officer of FMB shall also be appointed to the Board of Directors of the Surviving Bank at the effective date of the Subsidiary Bank Merger. No other directors or employees of UBSH, UBTC or FMB shall be designated to serve on the Board of Directors of the Surviving Bank at the effective date of the Subsidiary Bank Merger.

(f) Prior to the Effective Date, UBSH will take such actions as are necessary to cause the Continuing Bank to appoint David J. Fairchild to serve as Chief Executive Officer of the Continuing Bank from the Effective Date until the effective date of the Subsidiary Bank Merger. Prior to the effective date of the Subsidiary Bank Merger, UBSH will take such actions as are necessary to cause the Surviving Bank to appoint David J. Fairchild to serve as Executive Vice President and Chief Banking Officer of the Surviving Bank, effective as of the Subsidiary Bank Merger.

(g) The headquarters of the Continuing Corporation will be located in Richmond, Virginia.

(h) The operations center of the Continuing Corporation and its Subsidiaries (as defined herein) will be located in Ruther Glen, Virginia.

1.4	Articles of Incorporation and Bylaws of the Continuing Corporation.

The Articles of Incorporation and Bylaws of the Continuing Corporation as in effect immediately prior to the Effective Date, as such Articles of Incorporation are proposed to be amended as set forth in Exhibit 1.3(b) and as such Bylaws are proposed to be amended as set forth in Exhibit 1.3(c), will be the Articles of Incorporation and Bylaws of the Continuing Corporation.

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1	Conversion of FMB Stock.

At the Effective Date, by virtue of the Merger and without any action on the part of UBSH or FMB or their respective stockholders:

(a) Each share of Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share, of FMB (collectively, the “FMB Common Stock”) issued and outstanding immediately before the Effective Date (other than the Dissenting Shares as defined herein) will be converted into and exchanged for 6,273.259 shares of common stock, par value $1.33 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (the “Common Stock Exchange Ratio”).

(b) Each share of Series A 9% Non-Cumulative Preferred Stock of FMB (the “FMB Series A Preferred Stock”) issued and outstanding immediately before the Effective Date (other than the Dissenting Shares) will be converted into and exchanged for the number of shares of Continuing Corporation Common Stock that is equal to the quotient (the “Series A Exchange Ratio” and, together with the Common Stock Exchange Ratio, the

“Capital Stock Exchange Ratios”) (rounded to the nearest one one-thousandth) determined by dividing $100,000 by the Average Share Price. The “Average Share Price” shall mean the average of the closing sales prices of a share of UBSH Common stock, as reported on the NASDAQ Global Select Market, for the ten trading day period ending with the close of business on the fifth trading day preceding the Effective Date, provided the Average Share Price shall not be more than $16.89 nor less than $12.89.

(c) Each share of FMB Series B Preferred Stock issued and outstanding immediately before the Effective Date will be converted into and exchanged for one share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, of the Continuing Corporation (“Continuing Corporation Series B Preferred Stock”) with the preferences, rights and limitations set forth in Exhibit 1.3(b).

(d) Each share and each fractional share of FMB Series C Preferred Stock issued and outstanding immediately before the Effective Date will be converted into and exchanged for one share or an equivalent fractional share interest, as applicable, of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C, of the Continuing Corporation (“Continuing Corporation Series C Preferred Stock” and, together with the Continuing Corporation Series B Preferred Stock, the “Continuing Corporation TARP Preferred Stock”) with the preferences, rights and limitations set forth in Exhibit 1.3(b).

(e) Each share of common stock, par value $1.33 per share, of UBSH (“UBSH Common Stock”) issued and outstanding immediately before the Effective Date shall remain an issued and outstanding share of Continuing Corporation Common Stock. Each certificate previously representing shares of UBSH Common Stock shall continue to represent an equal number of shares of Continuing Corporation Common Stock on and after the Effective Date.

(f) All shares of FMB Common Stock, FMB Series A Preferred Stock (which, together with FMB Common Stock, shall collectively be referred to as “FMB Capital Stock”), and FMB TARP Preferred Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(g) Each share of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of UBSH (“UBSH Series A Preferred Stock”) issued and outstanding immediately before the Effective Date shall remain an issued and outstanding share of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of the Continuing Corporation (“Continuing Corporation Series A Preferred Stock”). Each certificate previously representing shares of UBSH Series A Preferred Stock shall continue to represent an equal number of shares of Continuing Corporation Series A Preferred Stock on and after the Effective Date.

(h) Each certificate previously representing shares of FMB Capital Stock (collectively, the “Old FMB Capital Stock Certificates”) shall cease to represent any rights except the right to receive with respect to each underlying share of FMB Capital Stock: (i) a new certificate representing the number of whole shares of Continuing Corporation

Common Stock into which the shares of FMB Capital Stock represented by the Old FMB Capital Stock Certificate have been converted pursuant to this Section 2.1 upon the surrender of such Old FMB Capital Stock Certificate in accordance with Section 2.2, (ii) in accordance with Section 2.3, cash in lieu of fractional shares of Continuing Corporation Common Stock; and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.5.

(i) Each certificate previously representing shares of FMB TARP Preferred Stock shall continue to represent an equal number of shares of the applicable series of Continuing Corporation TARP Preferred Stock. Such certificates may, but are not required, to be exchanged by the holders thereof after the Effective Date for new certificates representing an equal number of the applicable series of Continuing Corporation TARP Preferred Stock.

(j) Each share of capital stock of the Acquisition Bank issued and outstanding immediately before the Effective Date shall remain an issued and outstanding share of capital stock of the Continuing Bank.

2.2	Exchange Procedures.

(a) At the Effective Date, the Continuing Corporation shall deposit, or shall cause to be deposited, with its transfer agent or depository or trust institution approved by UBSH or FMB (the “Exchange Agent”), for the benefit of the holders of the Old FMB Capital Stock Certificates, certificates representing Continuing Corporation Common Stock (“New Certificates”), together with any dividends or distributions with respect thereto and any cash to be paid hereunder in lieu of fractional shares of Continuing Corporation Common Stock, without any interest thereon (the “Exchange Fund”), to be paid pursuant to Article 1 and this Article 2 in exchange for outstanding shares of FMB Capital Stock.

(b) As promptly as practicable after the Effective Date, the Continuing Corporation shall cause the Exchange Agent to send to each former stockholder of record of FMB immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s Old FMB Capital Stock Certificates for New Certificates based upon the Capital Stock Exchange Ratios.

(c) The Continuing Corporation shall cause the New Certificates for shares of Continuing Corporation Common Stock into which shares of FMB Capital Stock are converted at the Effective Date or dividends or distributions which such stockholder shall be entitled to receive and any cash to be paid in lieu of fractional shares to be paid to such stockholder upon delivery to the Exchange Agent of Old FMB Capital Stock Certificates, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Section 2.5.

(d) Any portion of the Exchange Fund that remains unclaimed by the stockholders of FMB for six months after the Effective Date shall be returned to the Continuing Corporation (together with any dividends or earnings in respect thereof). Any former stockholders of FMB who have not complied with this Article 2 shall thereafter be entitled to look only to the Continuing Corporation, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of FMB Capital Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(e) None of the Exchange Agent, any of the parties hereto or any of their respective Subsidiaries shall be liable to any stockholder of FMB for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3	No Fractional Shares.

Each holder of shares of FMB Capital Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the closing sale price of UBSH Common Stock on the NASDAQ Global Select Market on the trading day immediately preceding the Effective Date.

2.4	Anti-Dilution.

In the event UBSH changes (or establishes a record date for changing) the number of shares of UBSH Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Capital Stock Exchange Ratios.

2.5	Dividends.

No dividend or other distribution payable to the holders of record of FMB Capital Stock at, or as of, any time after the Effective Date will be paid to the holder of any Old FMB Capital Stock Certificates until such holder physically surrenders such certificate (or furnishes a customary indemnity that such certificate is lost, stolen or destroyed) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.6	Dissenting Shares.

Stockholders of FMB shall have the right to demand and receive payment of the fair value of their shares of FMB Capital Stock pursuant to the provisions of 12 CFR § 552.14 promulgated by the OTS (the “Dissenting Shares”).

ARTICLE 3

Representations and Warranties

3.1	Disclosure Letters.

(a) Prior to the date of this Agreement, each of UBSH and FMB has delivered to the other a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 3.3 or to one or more of its covenants or agreements contained in Articles 4 or 5; provided, (i) no such item is required to be set forth in a party’s Disclosure Letter as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to such party.

(b) Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify (i) any subsections of Section 3.3 specifically referenced or cross-referenced and (ii) other subsections of Section 3.3 to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (A) applies to such other subsections and (B) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other subsections.

3.2	Standard.

(a) No representation or warranty of UBSH or FMB contained in Section 3.3 (other than the representations and warranties contained in (i) Sections 3.3(d)(i), 3.3(e), 3.3(f) and 3.3(v), which shall be true in all material respects with respect to it, and (ii) Sections 3.3(d)(ii)(A) and 3.3(h)(ii) which shall be true and correct in all respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 has had or is reasonably likely to have a Material Adverse Effect on such party.

(b) The term “Material Adverse Effect,” as used with respect to a party, means an event, change, effect or occurrence not disclosed in a party’s Disclosure Letter which, individually or together with any other event, change, effect or occurrence not disclosed in a party’s Disclosure Letter, (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii)

materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from (A) changes in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities, (B) changes in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to UBSH or FMB or their respective Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the announcement of this Agreement and the transactions contemplated hereby, and (F) any outbreak of major hostilities in which the United States is involved or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories or diplomatic or consular offices or upon any military installation or personnel of the United States.

(c) The term “Knowledge” when used with respect to a party means the Knowledge, after due inquiry, of such party’s executive officers.

3.3	Representations and Warranties.

Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the relevant Disclosure Letters, UBSH represents and warrants to FMB, and FMB represents and warrants to UBSH, to the extent applicable, as follows:

(a) Organization, Standing and Power of UBSH. It is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. It has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. It is duly registered as a bank holding company under the Bank Holding Company Act of 1956. True and complete copies of its Articles of Incorporation, Bylaws or other similar governing instruments (the “Organizational Documents”), in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a) of its Disclosure Letter.

(b) Organization, Standing and Power of FMB. It is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. It has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. FMB’s deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by law. True and complete copies of its Organizational Documents in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(b) of its Disclosure Letter.

(c) Subsidiaries. Each of its Subsidiaries (i) is a duly organized corporation, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on it on a consolidated basis. The outstanding shares of capital stock or equity interests of each of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any person. A true and complete list of its direct and indirect Subsidiaries as of the date hereof is set forth in Section 3.3(c) of its Disclosure Letter that shows the jurisdiction of organization of each Subsidiary, its form of organization (corporate, partnership, joint venture), and lists the owner(s) and percentage ownership (direct or indirect) of each Subsidiary.

In the case of UBSH, the deposits of each of it Subsidiaries that is a commercial bank are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law.

The term “Subsidiary” when used with respect to any party means any corporation or other business organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

(d) Authority; No Breach of the Agreement.

(i) It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by it have been duly and validly authorized by all necessary corporate action and subject only to the receipt of:

(A) in the case of FMB, the approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of FMB Class B Common Stock, voting as a separate class, and the holders of a majority of the outstanding shares of FMB Class A Common Stock and FMB Series A Preferred Stock, voting together as a single class (collectively, the “FMB Stockholder Approvals”); and

(B) in the case of UBSH, approval of: (1) the issuance of the Continuing Corporation Common Stock pursuant to this Agreement by a majority of the shares of UBSH Common Stock present or represented by proxy at the stockholders’ meeting to be held pursuant to this Agreement; (2) the Amended Articles as described in Section 1.3(b) by the holders of a majority of the outstanding shares of UBSH Common Stock (collectively, the “UBSH Stockholder Approvals”); and (3) this Agreement and the Plan of Merger by the Acquisition Bank.

This Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity. The Continuing Corporation Common Stock and the Continuing Corporation TARP Preferred Stock to be issued in the Merger, when issued, will be validly issued, fully paid and nonassessable.

(ii) Except as set forth in Section 3.3(d)(ii) of its Disclosure Letter, neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of its Organizational Documents; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

(iii) As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

(e) UBSH Capital Stock. The authorized capital stock of UBSH consists of: (i) 500,000 shares of preferred stock, no par value per share, of which 59,000 shares of Fixed Rate Cumulative Preferred Stock, Series A are issued and outstanding; and (ii) 36,000,000 shares of common stock, par value $1.33 per share, of which 13,594,125 shares are issued and outstanding as of this date. All outstanding shares of capital stock of UBSH have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date hereof, 214,771 shares of UBSH Common Stock are subject to options to purchase UBSH Common Stock (“UBSH Stock Options”), and 44,747 shares are subject to unvested restricted stock awards (“UBSH Stock Awards”), in each case granted under the 2003 Stock Incentive Plan (the “UBSH Stock Plan”), and 422,636 shares were subject to a Warrant To Purchase Common Stock, dated December 19, 2008 (the “Treasury Warrant”), issued to the United States Department of the Treasury (the “Treasury”) pursuant to Securities Purchase Agreement incorporated into the Letter Agreement, dated December 19, 2008, between UBSH and Treasury. As of the date of this Agreement, there are not any shares of capital stock of UBSH reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which UBSH is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by the UBSH Stock Plan and the Treasury Warrant and as set forth in Section 3.3(e) of its Disclosure Letter (which includes a copy of the UBSH Stock Plan).

(f) FMB Capital Stock. The authorized capital stock of FMB consists of 36,763.262 shares of capital stock, all of which shares are issued and outstanding as of this date and divided into the following classes or series: (i) 578.262 shares of Class A Common Stock, par value $0.01 per share; (ii) 490 shares of Class B Common Stock, par value $0.01 per share; (iii) 100 shares of Series A 9% Non-Cumulative Preferred Stock, with a stated value of $100,000.00 per share; (iv) 33,900 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, with a stated value of $1,000.00 per share; and (v) 1,695 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C, with a stated value of $1,000.00 per share. All outstanding shares of FMB Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. None of the shares of FMB TARP Preferred Stock shall have any voting rights in connection with the approval of the Merger. As of the date of this Agreement, there are not any shares of capital stock of FMB reserved for issuance, or any outstanding or authorized Rights, except as contemplated by the FMB Equity Plan and as set forth in Section 3.3(f) of its Disclosure Letter (which includes copies of the FMB Equity Plan and individual award agreements thereunder).

(g) SEC Filings; Financial Statements; Bank Reports; Accounting Controls.

(i) UBSH has filed and made available to FMB copies of all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed by it (collectively, the “SEC Reports”) with the Securities and Exchange Commission (the “SEC”) since December 31, 2005 under the Securities Act of 1933 and the Securities Exchange Act of 1934 (collectively, the “Securities Laws”) to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system. Its SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any SEC Reports filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Laws, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing), did not (and any SEC Reports filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii) Each of the financial statements of UBSH (the “UBSH Financial

Statements”) contained in the SEC Reports (including any SEC Reports filed after the date of this Agreement) complied (or, in the case of SEC Reports filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Laws with respect thereto, fairly presented (or, in the case of SEC Reports filed after the date of this Agreement, will fairly present) the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii) FMB has made available to UBSH copies of its consolidated financial statements for the years ending December 31, 2008, 2007 and 2006, including the notes thereto (the “FMB Financial Statements”), and will make available to UBSH, as soon as reasonably practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter, the FMB Financial Statements as of and for such subsequent calendar quarter. The FMB Financial Statements fairly present (or, in the case of consolidated financial statements for quarterly periods prepared and delivered to UBSH after the date of this Agreement, will fairly present) the consolidated financial position of FMB and its Subsidiaries, as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the period indicated, except in each case as may be noted therein, and subject, in the case of unaudited interim statements, to normal year-end audit adjustments.

(iv) Since January 1, 2006, FMB and each of the Subsidiaries of UBSH that is a bank has filed with its principal federal regulator and made available to the other party such institution’s Consolidated Reports of Condition and Income, and such reports fairly present (and any such reports filed after the date of this Agreement will fairly present) the financial position, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of such institution for the periods to which they relate, in each case in accordance with FFIEC instructions applicable to such reports (the “Bank Reports”).

(v) It and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of its Board of Directors and the duly authorized executive officers of such party, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as such party or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to its and its Subsidiaries’ properties and assets is permitted only in accordance with general or specific authorization of its Board of Directors and the duly authorized executive officers of such party, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(h) Absence of Certain Changes or Events. Since December 31, 2008, except as disclosed in its SEC Reports, Bank Reports or Financial Statements filed or made available to the other party prior to the date of this Agreement or as set forth in Section 3.3(h) of its Disclosure Letter, (i) it and its Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on it.

(i) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its SEC Reports, Bank Reports or Financial Statements filed or made available to the other party prior to the date of this Agreement, (ii) liabilities incurred since December 31, 2008 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and (iv) as set forth in Section 3.3(i) of its Disclosure Letter, it does not have, and since December 31, 2008 has not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its SEC Reports, Bank Reports, or Financial Statements).

(j) Material Contracts; Defaults. Except as set forth in Section 3.3(j) of its Disclosure Letter (which, in the case of UBSH, may incorporate the contracts and instruments reflected as exhibits to its SEC Reports filed prior to the date of this Agreement), as of the date hereof, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” required to be filed (or, in the case of FMB, would be required to be filed if it were subject to the reporting requirements under the Securities Laws) as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K, (B) that restricts the conduct of business by it or any of its Subsidiaries or its or their ability to compete in any line of business or (C) with respect to employment of an officer, director or consultant. Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(k) Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(k) of its Disclosure Letter, there are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against it or any of its Subsidiaries or against any of its or its Subsidiaries’ properties, assets, interests or rights, or against any of its or its Subsidiaries’ officers, directors or employees. Neither it nor any of its Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Governmental Authority (as defined herein) restricting its operations or the operations of any of its Subsidiaries and neither it nor any of its Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future. It and each of its Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

(l) Tax Matters.

(i) It and each of its Subsidiaries have filed all federal, state and local tax returns and reports (“Tax Returns”) required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined herein) owed by it or any of its Subsidiaries have been paid, are reflected as a liability in its SEC Reports, Bank Reports, or Financial Statements or are being contested in good faith as set forth in Section 3.3(l)(i) of its Disclosure Letter. Except as set forth in such section of its Disclosure Letter, no Tax Return filed by it or any of its Subsidiaries is under examination by any Governmental Authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against it or any of its Subsidiaries by any Governmental Authority. As used herein, “Tax” or “Taxes” mean all taxes imposed by a Governmental Authority including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

(ii) Neither it nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. It and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(m) Property.

(i) Except as set forth in Section 3.3(m)(i) of its Disclosure Letter or reserved against as disclosed in its SEC Reports, Bank Reports or Financial Statements, it and each of its Subsidiaries have good and marketable title in fee simple absolute, free and clear of all material liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports, Bank Reports or Financial Statements as of December 31, 2008 or acquired after such date (except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business since December 31, 2008). All buildings, and all fixtures, equipment, and other property and assets that are material to its or any of its Subsidiaries business, held under leases, licenses or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all the buildings, structures, and appurtenances owned, leased, licensed, subleased or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

(ii) In the case of FMB, Section 3.3(m)(ii) of its Disclosure Letter identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by FMB and each of its Subsidiaries or in which FMB or any of its Subsidiaries has any ownership or leasehold interest. FMB has made available to UBSH true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which FMB or any of its Subsidiaries is a party.

(n) Employee Benefit Plans.

(i) Section 3.3(n)(i) of its Disclosure Letter sets forth a complete and accurate list of all written employee benefit plans and programs, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (collectively, the “Benefit Plans”). It is not subject to or obligated under any oral or unwritten Benefit Plan.

(ii) It has, with respect to each Benefit Plan, delivered to the other party true and complete copies of: (A) all current Benefit Plan agreements and documents and related trust agreements or annuity contracts and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation (if any); (E) the most recent annual and periodic accounting of plan assets; (F) if the Benefit Plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and (G) a written summary of any unwritten Benefit Plans that provide for material compensation or benefits.

(iii) None of its Benefit Plans is a “multi-employer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(iv) All of its Benefit Plans are in compliance in all material respects with applicable laws and regulations, and it has administered its Benefit Plans in accordance with applicable laws and regulations in all material respects.

(v) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures), or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures).

(vi) To its Knowledge, it has not engaged in any prohibited transactions, as defined in Code section 4975 or ERISA section 406, with respect to any Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA.

(vii) There are no actions, suits, investigations or claims pending, or to its Knowledge threatened (other than routine claims for benefits) with respect to any of its Benefit Plans.

(viii) (A) No compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Code section 280G, and (B) except as set forth in Section 3.3(n)(viii) of its Disclosure Letter, no Benefit Plan contains any provision that would give rise to any severance, employee termination or other payments or liabilities as a result of the transactions contemplated by this Agreement.

(ix) It has not established and does not maintain a welfare plan, as defined in ERISA section 3(1), that provides benefits to an employee at its expense after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(x) Except as set forth in Section 3.3(n)(x) of its Disclosure Letter, it and its Subsidiaries have made all bonus and commission payments to which they are committed to make to any employee under any Benefit Plan for calendar year 2008.

(xi) As of the date hereof, 61,250 Equity Units granted under the Executive Employee Equity Participation Plan (the “FMB Equity Plan”) were outstanding and represented the right to receive $1,435,000 in the aggregate, as of December 31, 2008, which expense has been fully accrued.

(o) Insurance. It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2008, neither it nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three calendar years and since January 1, 2009, has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of it or its Subsidiaries.

(p) Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy-Backs. Except as set forth in Section 3.3(p) of its Disclosure Letter and except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement:

(i) All evidences of indebtedness reflected as assets in the SEC Reports, Bank Reports or Financial Statements as of December 31, 2008 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect; and (D) in all material respects was made in accordance with its standard loan policies.

(ii) The allowance for possible loan losses (the “Loan Loss Allowance”) shown on its Financial Statements as of December 31, 2008 was, and the Loan Loss Allowance to be shown on its Financial Statements as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit).

(iii) The Loan Loss Allowance has been established in accordance with the accounting principles described in Sections 3.3(g)(ii) and (iii), as applicable, and applicable regulatory requirements and guidelines.

(iv) Section 3.3(p) of its Disclosure Letter sets forth all one-to-four family residential mortgage loans originated on or after January 1, 2006 by it or any of its Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by it or any of its Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of its Subsidiaries to purchase back (but have not been purchased back).

(q) Certain Loans and Related Matters. Except as set forth in Section 3.3(q) of its Disclosure Letter, neither it nor any of its Subsidiaries is a party to any written or oral:

(i) loan agreement, note or borrowing arrangement, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any of its directors or executive officers or directors or executive officers of any of its Subsidiaries; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(r) Environmental Matters.

(i) Except as described in Section 3.3(r) of its Disclosure Letter, it and each of its Subsidiaries are in substantial compliance with all Environmental Laws (as defined herein). Neither it nor any of its Subsidiaries has received any written communication alleging that it or such Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii) Neither it nor any of its Subsidiaries has received written notice of pending, and has no Knowledge of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any person or entity whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a loan recorded on the books of it or such Subsidiary. Neither it nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii) With respect to all real and personal property owned or leased by it or any of its Subsidiaries, or all real and personal property which it or any of its Subsidiaries has been, or is, judged to have managed or to have supervised or to have participated in the management of, it will promptly provide the other party hereto with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties and which are in its possession or the possession of its Subsidiaries (a list of which is included in its Disclosure Letter). It and all of its Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

(iv) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against it or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim it or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(v) For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B) “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(C) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(s) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(t) Intellectual Property. It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Technology Systems (as such terms are defined herein) that are used by it and its Subsidiaries in their respective businesses as currently conducted. It and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other person, and there is no claim asserted, or to its Knowledge threatened, against it or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. “Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by either party and its Subsidiaries or by a third party.

(u) Derivative Instruments. Except as set forth in Section 3.3(u) of its Disclosure Letter, all derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for its own account, or for the account of one or more of its Subsidiaries or its or their customers, were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither it or its Subsidiaries, nor, to its knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except as set forth in Section 3.3(u) of its Disclosure Letter.

(v) Deposits. Except as set forth in Section 3.3(v) of its Disclosure Letter, none of its deposits or deposits of any of its Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its other Subsidiaries.

(w) Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, UBSH has retained Keefe, Bruyette & Woods, Inc. as its financial advisor, and FMB has retained Cary Street Partners LLC as its financial advisor (in each case pursuant to engagement letters true and complete copies of which are included in Section 3.3(w) of its Disclosure Letter).

(x) Fairness Opinion. Prior to the date of this Agreement, UBSH has received a written opinion of Keefe, Bruyette & Woods, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the consideration to be paid in the Merger is fair from a financial point of view to UBSH. Such opinion has not been amended or rescinded as of the date of this Agreement.

(y) Tax Treatment. It is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

ARTICLE 4

Covenants Relating to Conduct of Business

4.1	Conduct of Business Pending Merger.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement or as set forth in its Disclosure Letter, without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), UBSH and FMB each agrees that it will not, and will cause each of its Subsidiaries not to:

(a) Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with customers, suppliers, employees and business associates.

(b) Take any action that would adversely affect or delay the ability of either party (i) to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Amend its Organizational Documents (except as provided herein).

(d) (i) Other than pursuant to stock options outstanding as of the date hereof under the UBSH Stock Plan or FMB Equity Units outstanding as of the date hereof under the FMB Equity Plan and except for Permitted Issuances (as defined herein) in the case of UBSH: (A) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights with respect thereto; (B) enter into any agreement with respect to the foregoing; or (C) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock grants, stock appreciation rights, or similar stock-based rights.

(ii) “Permitted Issuances” mean: (A) issuances of new Rights granted after the date hereof pursuant to and in accordance with the UBSH Stock Plan for up to 25,000 shares, provided that such new issuances are in the ordinary course of business and consistent in all material respects with past practice in terms of timing, type (i.e., options, restricted stock), terms, and amount of such issuances; (B) issuances of shares of UBSH Common Stock pursuant to the UBSH Dividend Reinvestment and Stock Purchase Plan; (C) issuances of UBSH Common Stock pursuant to the Treasury Warrant; (D) after approval by the Transition Committee (as defined herein) as required by Section 4.3(b), issuances of UBSH Common or any security convertible into shares of UBSH Common Stock in connection with any public offering or private placement undertaken by UBSH for the sole purpose to redeem some or all of the UBSH Series A Preferred Stock or, after the Effective Date, the FMB TARP Preferred Stock or entering into any agreement with respect to the foregoing; or (E) after approval by the Transition Committee as required by Section 4.3(b), issuances of UBSH Common Stock or any security convertible into shares of UBSH Common Stock in connection with one or more business acquisitions or entering into any agreement with respect to the foregoing.

(e) Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, and (ii) in the case of UBSH and after consultation with FMB as required by Section 4.3(a), entering into employment agreements in order to recruit new senior level employees in a manner that is consistent in all material respects with past practice.

(f) Enter into or amend (except as may be required by applicable law or the terms of any Benefit Plan) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder, except in the ordinary course of business consistent with past practice.

(g) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge or encumber any of its assets, or dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, except as approved by the Transition Committee as required by Section 4.3(b) or except as otherwise specifically permitted in this Agreement.

(h) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (i) dividends from its wholly-owned Subsidiaries to it or another of its wholly-owned Subsidiaries and (ii) as permitted by Section 4.2) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except in the case of UBSH (i) for repurchases and other acquisitions of shares of UBSH Common Stock made pursuant to any stock repurchase program announced prior to the date of this Agreement, or any extension or renewal thereof, in accordance with Rule 10b-18 and Regulation M, each as promulgated by the SEC, and (ii) after approval by the Transition Committee as required by Section 4.3(b), for the redemption of the UBSH Series A Preferred Stock and the Treasury Warrant.

(i) Make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person other than its wholly-owned Subsidiaries, except by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business, or except for any such transaction that has been approved by the Transition Committee as required by Section 4.3(b) or except as set forth in Section 4.1(i) of its Disclosure Letter.

(j) Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

(k) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(l) Enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole, except as required by applicable law.

(m) Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(n) (i) enter into or extend any material agreement, lease or license relating to real property, personal property, data processing or bankcard functions; (ii) purchase or otherwise acquire any investment securities or enter into any Derivative Contract other than as provided in each party’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business; or (iii) in the case of FMB, make any capital expenditures individually in excess of $25,000 or in the aggregate in excess of $100,000, except as set forth in Section 4.1 of its Disclosure Letter and other than expenditures necessary to maintain existing assets in good repair.

(o) Agree to take any of the actions prohibited by this Section 4.1.

4.2	Dividends.

After the date of this Agreement until the Effective Date, (i) UBSH may (to the extent legally permitted to do so) declare and pay quarterly dividends on outstanding shares of UBSH Common Stock at a rate not to exceed $0.12 per share per quarter, provided that such rate may be increased in the good faith judgment of the Board of Directors of UBSH in the event that UBSH is no longer restricted as to dividend payments under the Letter Agreement, dated December 19, 2008, between UBSH and the Treasury, (ii) FMB shall not declare and pay dividends on the outstanding shares of FMB Class A and Class B Common Stock, and (iii) its direct and indirect Subsidiaries may (to the extent legally and contractually permitted to do so), declare and pay dividends on their capital stock in cash, stock or other property to the parties or their wholly-owned Subsidiaries and required payments to the holders of any trust preferred securities issued by Subsidiaries of the parties. Notwithstanding the foregoing, nothing in this Agreement shall restrict the ability of either to declare and pay dividends (to the extent legally permitted to do so) on the shares of preferred stock outstanding, including the FMB Series A Preferred Stock, on the date hereof.

4.3	Transition.

(a) To facilitate the integration of the operations of UBSH and FMB and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of UBSH and FMB shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

(b) (i) The parties agree that the current members of the Board of Directors of UBSH and James E. Ukrop and Steven A. Markel, directors of FMB, shall constitute a transition committee (the “Transition Committee”) for the sole purpose of considering any transaction identified in Section 4.1(d)(ii)(D) or (E), Section 4.1(g), Section 4.1(h) or Section 4.1(i) as requiring Transition Committee approval that UBSH desires to pursue between the date of this Agreement and the Effective Date (each, a “Transaction”). Each member of the Transition Committee may appoint a designee to attend or participate in any meetings of the Transition Committee in such member’s place.

(ii) If UBSH desires to pursue a Transaction, it must first seek and obtain Transition Committee approval as follows:

(A) UBSH shall call a meeting (the “Meeting”) of the Transition Committee and give each member of the Transition Committee reasonable notice of the date, time and place of the Meeting. The notice shall identify the matter to be considered by the Transition Committee at the Meeting and be accompanied by such written materials describing the Transaction as UBSH would customarily provide to its Board in advance of a Board decision. Members of the Transition Committee will be considered to be present at the Meeting if they or their designees attend the meeting in person or participate by telephone conference call in which all members or their designees participating in the Meeting can hear each other.

(B) At the Meeting, management of UBSH shall provide the members of the Transition Committee or their designees with written and oral presentations containing sufficient information about the Transaction to allow them to make an informed decision about the advisability of the Transaction. If, after such presentation and an opportunity to ask questions, a majority of the members of the Transition Committee or their designees approve the Transaction, UBSH may pursue it.

4.4	Control of the Other Party’s Business.

Prior to the Effective Date, nothing contained in this Agreement (including, without limitation, Section 4.3) shall give UBSH, directly or indirectly, the right to control or direct the operations of FMB, and nothing contained in this Agreement shall give FMB, directly or indirectly, the right to control or direct the operations of UBSH. Prior to the Effective Date, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

ARTICLE 5

Additional Agreements

5.1	Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end. UBSH shall organize the Acquisition Bank as soon as reasonably practicable after the date hereof and shall cause it to approve this Agreement and adopt the Plan of Merger and to take all such further action, including filing articles of merger and articles of combination, as may be necessary to consummate the Merger.

5.2	Access to Information; Notice of Certain Matters; Confidentiality.

(a) Each party will permit the other party to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unnecessarily with normal operations. No investigation by a party shall affect the representations and warranties of the other party.

(b) Each party will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(c) Each party shall, and shall cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of, and not use to the detriment of the other party, all information obtained in such investigation that is not otherwise publicly disclosed by the other party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, such undertaking with respect to confidentiality to survive any termination of this Agreement. If this Agreement is terminated, each party shall promptly return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information received from the other party.

5.3	Stockholder Approvals.

(a) UBSH shall call a meeting of its stockholders for the purpose of obtaining the UBSH Stockholder Approvals and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of UBSH shall support and recommend approval of this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to obtain the UBSH Stockholder Approvals.

(b) FMB shall call a meeting of its stockholders for the purpose of obtaining the FMB Stockholder Approvals and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of FMB shall support and recommend approval of this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to obtain the FMB Stockholder Approvals.

5.4	Proxy Statement.

(a) Each party will cooperate with the other party, and their representatives, in the preparation and filing with the SEC of a proxy statement and other proxy solicitation materials relating to the solicitation of proxies from the stockholders of UBSH to obtain the requisite UBSH Stockholder Approvals (the “Proxy Statement”). The Proxy Statement shall not be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Proxy Statement shall be filed with the SEC by UBSH without consultation with the other party and its counsel. UBSH will use its reasonable best efforts, in which FMB will reasonably cooperate as necessary, to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable and to cause a definitive Proxy Statement to be mailed to the stockholders of UBSH as promptly as reasonably practicable.

(b) Each party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of UBSH and at the time of the stockholder meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement.

5.5	No Other Acquisition Proposals.

FMB will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage inquiries or proposals with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Transaction. An “Acquisition Transaction” means any of the following transactions involving FMB or its Subsidiaries, other than as contemplated by this Agreement: (i) any merger, consolidation, or other business combination transaction, or (ii) any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets or of 10% of any class of equity or voting securities of FMB.

5.6	Applications and Consents.

(a) The parties shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Governmental Authority and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”) and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority.

(b) Each party will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

5.7	Public Announcements.

Prior to the Effective Date, the parties will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure); provided, that nothing in this Section 5.7 shall prohibit any party from making any disclosure necessary in order to satisfy such party’s disclosure obligations imposed by applicable law or the rules established by the NASDAQ Global Select Market or any other self-regulatory organization.

5.8	Affiliate Agreements.

FMB has identified to UBSH all persons who are, as of the date hereof, directors, executive officers or affiliates (which shall include Ukrops Thrift Holdings, Inc. and Markel Corporation) of FMB (the “FMB Affiliates”). FMB will use its reasonable best efforts to obtain a written agreement in the form attached hereto as Exhibit 5.8 to be delivered, on or prior to the date hereof, to UBSH from the persons listed in Section 5.8 of the FMB Disclosure Letter.

5.9	Employee Benefit Plans.

(a) As soon as reasonably practicable following the Effective Date, the Continuing Corporation shall provide generally to officers and employees of FMB and its Subsidiaries, who at or after the Effective Time become employees of the Continuing Corporation or its Subsidiaries (“FMB Continuing Employees”), employee benefits under Benefit Plans maintained by the Continuing Corporation, on terms and conditions which are the same as for similarly situated officers and employees of the Continuing Corporation and its Subsidiaries. Until such time as the FMB Continuing Employees are able to participate in the Benefit Plans of the Continuing Corporation, it shall maintain for the benefit of the FMB Continuing Employees the Benefit Plans maintained by FMB immediately prior to the Effective Date (it being understood that participation in the Continuing Corporation’s Benefit Plans may commence at different times with respect to each Benefit Plan).

(b) For purposes of participation, vesting and benefit accrual (except not for purposes of benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) under the Continuing Corporation’s Benefit Plans, service with or credited by FMB or any of its Subsidiaries shall be treated as service with the Continuing Corporation; provided that this provision shall not cause UBSH’s tax-qualified defined benefit pension plan (which is not open to new participants) to be opened to new participants or to provide additional credit for pre-Effective Date service for benefit accrual purposes. To the extent permitted under applicable law, the Continuing Corporation shall cause welfare Benefit Plans maintained by the Continuing Corporation that cover the FMB Continuing Employees after the Effective Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the Benefit Plans maintained by FMB), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the FMB Continuing Employees under welfare Benefit Plans maintained by FMB to be credited to such FMB Continuing Employees under welfare Benefit Plans maintained by the Continuing Corporation, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by such FMB Continuing Employees under welfare Benefit Plans maintained by the Continuing Corporation.

(c) Each employee of FMB, or one of its Subsidiaries, at the Effective Date who is terminated by the Continuing Corporation after the Effective Date, excluding any employee who has a contract providing for severance (who shall be entitled to the severance amounts provided for in their respective contracts), shall be entitled to severance pay in accordance with the severance policy of FMB as in effect on the date of this Agreement, if and to the extent that such employee is entitled to severance pay under such policy, subject to the limitations and restrictions that may be applicable to such severance pay under the American Recovery and Reinvestment Act of 2009 and the Emergency Economic Stabilization Act and the regulations and guidance issued under such Acts by the Treasury.

(d) Except as provided in subsection (c) of this Section 5.9, nothing in this Section 5.9 shall be construed to limit the right of the Continuing Corporation or any of its Subsidiaries, from and after the Effective Date, to amend or terminate any of the Benefit Plans maintained by UBSH or FMB or their respective Subsidiaries before the Effective Date to the extent such amendment or termination is permitted by the terms of the applicable Benefit Plan.

5.10	Reservation of Shares; NASDAQ Listing.

(a) UBSH shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of Continuing Corporation Common Stock and Continuing Corporation Preferred Stock to be issued pursuant to this Agreement, and all such shares, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(b) UBSH shall use all reasonable best efforts to cause the shares of the Continuing Corporation Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Date.

5.11	Indemnification.

(a) Following the Effective Date, the Continuing Corporation shall indemnify, defend and hold harmless any person who has rights to indemnification from FMB, to the same extent and on the same conditions as a director, officer, or employee of the Continuing Corporation is entitled to indemnification pursuant to applicable law and the Continuing Corporation’s Organizational Documents, as in effect on the date of this Agreement. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, the Continuing Corporation shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between the Continuing Corporation and the indemnified party. The Continuing Corporation shall use its reasonable best efforts to maintain FMB’s existing directors’ and officers’ liability policy, or some other policy, including UBSH’s existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of FMB for a period of at least three years after the Effective Date on terms no less favorable to the directors and officers than those in effect on the date hereof.

(b) The provisions of this Section 5.11 are intended to be for the benefit of and shall be enforceable by each indemnified party and his or her heirs and representatives.

5.12	Employment Arrangements.

(a) The Continuing Corporation will, as of and after the Effective Date, assume and honor all employment agreements and all severance, incentive, retention, bonus, change in control and deferred compensation agreements, plans, programs, policies and arrangements that FMB and its Subsidiaries have with current and former officers and directors and which are set forth in Section 3.3(n) of its Disclosure Letter, except to the extent any such agreements shall be superseded on or after the Effective Date and except to the extent the Continuing Corporation would be precluded from doing so under the American Recovery and Reinvestment Act of 2009 or the Emergency Economic Stabilization Act and the regulations and guidance issued under such Acts by the Treasury.

(b) The Continuing Corporation will enter into employment and management continuity agreements, which will become effective as of the Effective Date, with David J. Fairchild in the form attached hereto as Exhibit 5.12.

(c) For purposes of all Benefit Plans sponsored or maintained by FMB or its Subsidiaries and Affiliates, the Merger described in this Agreement shall be considered a “change in control” under such Benefit Plans and the rights of FMB employees or Benefit Plan participants to receive any payments or to vest in any equity, phantom equity, bonus, retention, incentive or any other form of award shall be governed by the terms of the respective FMB Benefit Plans.

5.13	Notice of Deadlines.

FMB has set forth in Section 5.13 of its Disclosure Letter a complete and accurate list of the deadlines for extensions or terminations of all material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which FMB or any of its Subsidiaries is a party.

5.14	Consent to Assign and Use Leases Premises; Extensions.

(a) With respect to the leases disclosed in Section 5.14 of its Disclosure Letter, FMB and each of its Subsidiaries will use commercially reasonable efforts to obtain all Consents necessary or appropriate to transfer and assign, as of the Effective Date, all right, title and interest of FMB and each of its Subsidiaries to the Continuing Bank and to permit the use and operation of the leased premises by the Continuing Bank.

(b) At the election of UBSH made within 45 days after the date hereof, with respect to each lease disclosed in Section 5.14 of FMB’s Disclosure Letter that expires on or prior to March 31, 2016 without any options to extend, FMB and each of its Subsidiaries shall use their commercially reasonable efforts to take, or shall cause to be taken, all steps reasonably requested by UBSH to obtain options to extend such leases effective at the Effective Time on such terms as are reasonably acceptable to UBSH.

5.15	Change of Method.

UBSH and FMB shall be empowered, upon their mutual agreement and at any time prior to the Effective Date, to change the method or structure of effecting the combination of UBSH and FMB (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Continuing Corporation Common Stock received by FMB stockholders in exchange for each share of FMB Capital Stock, (ii) adversely affect the tax treatment of FMB’s stockholders pursuant to this Agreement, (iii) adversely affect the tax treatment of FMB or UBSH pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.16	Registration Rights Agreement.

The Continuing Corporation will enter into a registration rights agreement, which will become effective as of the Effective Date, substantially in the form attached hereto as Exhibit 5.16 with the FMB stockholders identified in Exhibit 5.16 (the “Registration Rights Agreement”).

ARTICLE 6

Conditions to the Merger

6.1	General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the approval of this Agreement and, to the extent required, approval of the transactions contemplated hereby by the requisite vote of the stockholders of FMB and UBSH.

(b) Regulatory Approvals. UBSH and FMB shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain (i) any conditions, restrictions or requirements that would, after the Effective Date, have or be reasonably likely to have a Material Adverse Effect on the Continuing Corporation (after giving effect to the Merger) in the reasonable opinion of UBSH or FMB, or (ii) any conditions, restrictions or requirements that would, after the Effective Date, be unduly burdensome in the reasonable opinion of UBSH or FMB, and, in the case of FMB, subject to Section 6.1 of its Disclosure Letter.

(c) NASDAQ Listing. The shares of the Continuing Corporation Common Stock to be issued to the holders of FMB Common Stock and the FMB Series A Preferred Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(d) Legal Proceedings. Neither party shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

6.2	Conditions to Obligations of UBSH.

The obligations of UBSH to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by UBSH pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of FMB set forth in Article 3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date as though made on and as of the Effective Date, and UBSH shall have received a certificate, dated as of the Effective Date, signed on behalf of FMB by the Chief Executive Officer and Chief Financial Officer of FMB to such effect.

(b) Performance of Obligations. FMB shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Effective Date, and UBSH shall have received a certificate, dated as of the Effective Date, signed on behalf of FMB by the Chief Executive Officer and Chief Financial Officer of FMB to such effect.

(c) Tax Opinion. UBSH shall have received a written opinion, dated the Effective Date, from LeClairRyan, A Professional Corporation, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of UBSH and FMB reasonably satisfactory in form and substance to such counsel.

6.3	Conditions to Obligations of FMB.

The obligations of FMB to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by FMB pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of UBSH set forth in Article 3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date as though made on and as of the Effective Date, and FMB shall have received a certificate, dated as of the Effective Date, signed on behalf of UBSH by the Chief Executive Officer and Chief Financial Officer of UBSH to such effect.

(b) Performance of Obligations. UBSH shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Effective Date, and FMB shall have received a certificate, dated as of the Effective Date, signed on behalf of UBSH by the Chief Executive Officer and Chief Financial Officer of UBSH to such effect.

(c) Tax Opinion. FMB shall have received a written opinion, dated the Effective Date, from McGuireWoods LLP to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of FMB and UBSH reasonably satisfactory in form and substance to such counsel.

(d) Registration Rights Agreement. UBSH shall have executed and delivered the Registration Rights Agreement.

ARTICLE 7

Termination

7.1	Termination.

This Agreement may be terminated and the Merger abandoned at any time before the Effective Date, whether before or after the approval of the Merger by the stockholders of UBSH or FMB, as provided below:

(a) By the mutual consent in writing of UBSH and FMB.

(b) By either party, evidenced by written notice, if the Merger has not been consummated by March 31, 2010, or such later date as shall have been agreed to in writing by the parties, if the failure to consummate the Merger on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 7.1(b).

(c) By either UBSH or FMB (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide the terminating party the ability to refuse to consummate the Merger under Section 6.2(a) in the case of UBSH and Section 6.3(a) in the case of FMB.

(d) By either UBSH or FMB (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.

(e) By either UBSH or FMB in the event (i) any Regulatory Approvals required in connection with the transactions contemplated by this Agreement have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of UBSH or FMB fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at the UBSH or FMB stockholder meetings where the transactions were presented to such stockholders for approval.

(f) By either UBSH or FMB (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger (other than as contemplated by Section 7.1(e)) cannot be satisfied or fulfilled by the date specified in Section 7.1(b) as the date after which such party may terminate this Agreement.

(g) By UBSH if FMB shall have: (i) failed to recommend adoption of the Merger Agreement in connection with the FMB stockholders meeting or withdrawn, modified or qualified in any manner adverse to UBSH such recommendation; (ii) materially breached its obligations under this Agreement by reason of a failure to call the FMB stockholders meeting in accordance with Section 5.3(b) or a failure to prepare and mail to its stockholders a notice for the FMB stockholders meeting to be called in order to obtain the requisite FMB Stockholder Approvals; or (iii) intentionally and willfully breached (and not cured within thirty (30) after notice thereof) any of its representations or warranties (subject to the applicable standard contained in Section 3.2) or covenants or agreements set forth in this Agreement, which breach would provide UBSH the ability to refuse to consummate the Merger under Section 6.2.

(h) By FMB if UBSH shall have: (i) failed to recommend adoption of the Merger Agreement in connection with the UBSH stockholders meeting or withdrawn, modified or qualified in any manner adverse to FMB such recommendation; (ii) materially breached its obligations under this Agreement by reason of a failure to call the UBSH stockholders meeting in accordance with Section 5.3(a) or a failure to prepare and mail to its stockholders the Proxy Statement in accordance with Section 5.4(a); (iii) intentionally and willfully breached (and not cured within thirty (30) after notice thereof) any of its representations or warranties (subject to the applicable standard contained in Section 3.2) or covenants or agreements set forth in this Agreement, which breach would provide FMB the ability to refuse to consummate the Merger under Section 6.3; or (iv) terminated or abandoned this Agreement and refused to consummate the Merger in connection with any transaction described below in Section 7.1(i).

(i) By FMB if UBSH enters into a definitive agreement providing for a merger or other business combination transaction with any other corporation or entity in which UBSH would not be the surviving or continuing entity after the consummation thereof.

7.2	Effect of Termination.

In the event this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and public announcements set forth in Sections 5.2(c) and 5.7, respectively, and this Article 7, shall survive any such termination.

7.3	Non-Survival of Representations, Warranties and Covenants.

Except for Article 1, Article 2, Sections 5.2(c), 5.11, 5.12 and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Date. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that USBH or FMB and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

7.4	Termination Fee; Expenses.

(a) If UBSH terminates this Agreement pursuant to Section 7.1(g), then FMB shall pay UBSH the sum of $5,000,000 (the “Termination Fee”), by wire transfer, on the business day following such termination.

(b) If FMB terminates this Agreement pursuant to Section 7.1(h), then UBSH shall pay FMB the Termination Fee, by wire transfer, on the business day following such termination.

(c) If any Affiliate Agreement signed by FMB Affiliates is materially breached and the stockholders of FMB fail to approve this Agreement and the Merger, then FMB shall pay UBSH the Termination Fee, by wire transfer, on the business day following the failure of the FMB stockholders to approve this Agreement and the Merger; it being agreed that UBSH shall not be entitled to receive a Termination Fee under both Section 7.4(a) and (c).

(d) If either party fails to pay all amounts due the other party under Sections 7.4(a), (b) or (c), as applicable, on the dates specified, then such defaulting party shall pay all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding taken by it to collect such unpaid amounts.

(e) If this Agreement is terminated by either party under Sections 7.1(c) or (d), then the non-terminating party shall reimburse the terminating party for all reasonable out-of-pocket expenses incurred by it in connection with the transactions contemplated by this Agreement and the enforcement of its rights hereunder.

(f) Except as provided in Sections 7.4(a), (b), (c), (d) and (e), all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.

(g) The termination fees and expenses set forth in this Section 7.4 shall be the sole and exclusive remedies available to any party against any other party for any claims under or based upon this Agreement.

ARTICLE 8

General Provisions

8.1	Entire Agreement.

This Agreement, including the Disclosure Letters and Exhibits, contains the entire agreement between UBSH and FMB with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2	Binding Effect; No Third Party Rights.

This Agreement shall bind UBSH and FMB and their respective successors and assigns. Other than Sections 5.11 and 5.12, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3	Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the UBSH stockholders meeting or the FMB stockholders meeting, except statutory requirements and requisite approvals of stockholders and Governmental Authorities.

8.4	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

8.5	Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) when personally delivered or facsimile transmitted (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to UBSH:

G. William Beale

President and Chief Executive Officer

Union Bankshares Corporation

Post Office Box 446

Bowling Green, Virginia 22427-0446

Tele:    (804) 632-2121

Fax:     (804) 633-1800

with a copy to:

George P. Whitley, Esq.

LeClairRyan, A Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Tele:    (804) 343-4089

Fax:     (804) 783-7628

If to FMB:

David J. Fairchild

Chief Executive Officer

First Market Bank, FSB

111 Virginia Street, Suite 200

Richmond, Virginia 23219

Tele:    (804) 327-7566

Fax:     (804) 327-7534

with a copy to:

Joseph C. Carter III, Esq.

McGuireWoods

One James Center

901 East Cary Street

Richmond, Virginia 23219

Tele:    (804) 775-4307

Fax:     (804) 698-2028

8.6	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.7	Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8	Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

UNION BANKSHARES CORPORATION

By:	/s/ G. William Beale
G. William Beale
President and Chief Executive Officer

FIRST MARKET BANK, FSB

By:	/s/ David J. Fairchild
David J. Fairchild
Chief Executive Officer

Exhibit 1.1(a)

To the Agreement and

Plan of Reorganization

PLAN OF MERGER

BETWEEN

FIRST MARKET BANK, FSB

AND

FMB-UBSH INTERIM BANK

Pursuant to this Plan of Merger (the “Plan of Merger”), First Market Bank, FSB, a federally chartered savings bank (“FMB”), shall merge with and into FMB-UBSH Interim Bank, a Virginia banking corporation (the “Acquisition Bank”).

ARTICLE 1

Terms of the Merger

1.1	The Merger.

Subject to the terms and conditions of the First Amended and Restated Agreement and Plan of Reorganization, dated as of March 30, 2009, between Union Bankshares Corporation, a Virginia corporation (“UBSH”), and FMB (the “Agreement”), at the Effective Date (as defined herein), FMB shall be merged with and into the Acquisition Bank, in accordance with the provisions of Virginia and federal law, and with the effects specified in Section 13.1-721 of the Virginia Stock Corporation Act and 12 CFR § 552.13 promulgated by the Office of Thrift Supervision (the “Merger”). The Acquisition Bank will be the surviving corporation in the Merger (the Acquisition Bank as existing on and after the Effective Date is sometimes referred to herein as the “Continuing Bank”). The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the “Effective Date”).

1.2	Articles of Incorporation and Bylaws.

At the Effective Date, the name of the Acquisition Bank shall be changed to First Market Bank, and the Articles of Incorporation and Bylaws of the Acquisition Bank shall be amended as provided for in Section 1.3(a) of the Agreement and thereafter shall become the Articles of Incorporation and Bylaws of the Continuing Bank. The Continuing Bank shall thereafter operate as a direct wholly-owned banking subsidiary of UBSH (from and after the Effective Date, UBSH shall be referred to as the “Continuing Corporation”).

ARTICLE 2

MERGER CONSIDERATION; EXCHANGE PROCEDURES

2.1	Conversion of FMB Stock.

At the Effective Date, by virtue of the Merger and without any action on the part of UBSH or FMB or their respective stockholders:

(a) Each share of Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share, of FMB (collectively, the “FMB Common Stock”) issued and outstanding immediately before the Effective Date (other than the Dissenting Shares as defined in Section 2.6 of the Agreement) will be converted into and exchanged for 6,273.259 shares of common stock, par value $1.33 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (the “Common Stock Exchange Ratio”).

(b) Each share of Series A 9% Non-Cumulative Preferred Stock of FMB (the “FMB Series A Preferred Stock”) issued and outstanding immediately before the Effective Date (other than the Dissenting Shares) will be converted into and exchanged for the number of shares of Continuing Corporation Common Stock that is equal to the quotient (the “Series A Exchange Ratio” and, together with the Common Stock Exchange Ratio, the “Capital Stock Exchange Ratios”) (rounded to the nearest one one-thousandth) determined by dividing $100,000 by the Average Share Price. The “Average Share Price” shall mean the average of the closing sales prices of a share of UBSH Common stock, as reported on the Nasdaq Global Select Market, for the ten trading-day period ending with the close of business on the fifth trading day preceding the Effective Date, provided the Average Share Price shall not be more than $16.89 nor less than $12.89.

(c) Each share of FMB Series B Preferred Stock issued and outstanding immediately before the Effective Date will be converted into and exchanged for one share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, of the Continuing Corporation (“Continuing Corporation Series B Preferred Stock”) with the preferences, rights and limitations set forth in Exhibit 1.3(b) of the Agreement.

(d) Each share and each fractional share of FMB Series C Preferred Stock (together with the FMB Series B Preferred Stock, the “FMB TARP Preferred Stock”) issued and outstanding immediately before the Effective Date will be converted into and exchanged for one share or an equivalent fractional share interest, as applicable, of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C, of the Continuing Corporation (“Continuing Corporation Series C Preferred Stock” and, together with the Continuing Corporation Series B Preferred Stock, the “Continuing Corporation TARP Preferred Stock”) with the preferences, rights and limitations set forth in Exhibit 1.3(b) of the Agreement.

(e) Each share of common stock, par value $1.33 per share, of UBSH (“UBSH Common Stock”) issued and outstanding immediately before the Effective Date shall

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remain an issued and outstanding share of Continuing Corporation Common Stock. Each certificate previously representing shares of UBSH Common Stock shall continue to represent an equal number of shares of Continuing Corporation Common Stock on and after the Effective Date.

(f) All shares of FMB Common Stock, FMB Series A Preferred Stock (which, together with FMB Common Stock, shall collectively be referred to as “FMB Capital Stock”), and FMB TARP Preferred Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(g) Each share of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of UBSH (“UBSH Series A Preferred Stock”) issued and outstanding immediately before the Effective Date shall remain an issued and outstanding share Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of the Continuing Corporation (“Continuing Corporation Series A Preferred Stock”). Each certificate previously representing shares of UBSH Series A Preferred Stock shall continue to represent an equal number of shares of Continuing Corporation Series A Preferred Stock on and after the Effective Date.

(h) Each certificate previously representing shares of FMB Capital Stock (collectively, the “Old FMB Capital Stock Certificates”) shall cease to represent any rights except the right to receive with respect to each underlying share of FMB Capital Stock: (i) a new certificate representing the number of whole shares of Continuing Corporation Common Stock into which the shares of FMB Capital Stock represented by the Old FMB Capital Stock Certificate have been converted pursuant to this Section 2.1 upon the surrender of such Old FMB Capital Stock Certificate in accordance with Section 2.2, (ii) in accordance with Section 2.3, cash in lieu of fractional shares of Continuing Corporation Common Stock; and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.5.

(i) Each certificate previously representing shares of FMB TARP Preferred Stock shall continue to represent an equal number of shares of the applicable series of Continuing Corporation TARP Preferred Stock. Such certificates may, but are not required, to be exchanged by the holders thereof after the Effective Date for new certificates representing an equal number of the applicable series of Continuing Corporation TARP Preferred Stock.

(j) Each share of capital stock of the Acquisition Bank issued and outstanding immediately before the Effective Date shall remain an issued and outstanding share of capital stock of the Continuing Bank.

2.2	Exchange Procedures.

(a) At the Effective Date, the Continuing Corporation shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution approved by UBSH and FMB (the “Exchange Agent”), for the benefit of

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the holders of the Old FMB Capital Stock Certificates, certificates representing Continuing Corporation Common Stock (“New Certificates”), together with any dividends or distributions with respect thereto and any cash to be paid hereunder in lieu of fractional shares of Continuing Corporation Common Stock, without any interest thereon (the “Exchange Fund”), to be paid pursuant to this Article 2 in exchange for outstanding shares of FMB Capital Stock.

(b) As promptly as practicable after the Effective Date, the Continuing Corporation shall cause the Exchange Agent to send to each former stockholder of record of FMB immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s Old FMB Capital Stock Certificates for New Certificates based upon the Capital Stock Exchange Ratios.

(c) The Continuing Corporation shall cause the New Certificates for shares of Continuing Corporation Common Stock into which shares of FMB Capital Stock are converted at the Effective Date or dividends or distributions which such stockholder shall be entitled to receive and any cash to be paid in lieu of fractional shares to be paid to such stockholder upon delivery to the Exchange Agent of Old FMB Capital Stock Certificates, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Section 2.5.

(d) Any portion of the Exchange Fund that remains unclaimed by the stockholders of FMB for six months after the Effective Date shall be returned to the Continuing Corporation (together with any dividends or earnings in respect thereof). Any former stockholders of FMB who have not complied with this Article 2 shall thereafter be entitled to look only to the Continuing Corporation, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of FMB Capital Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(e) None of the Exchange Agent, any of the parties hereto or any of their respective Subsidiaries (as defined in the Agreement) shall be liable to any stockholder of FMB for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3	No Fractional Shares.

Each holder of shares of FMB Capital Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the closing sale price of UBSH Common Stock on the NASDAQ Global Select Market on the trading day immediately preceding the Effective Date.

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2.4	Anti-Dilution.

In the event UBSH changes (or establishes a record date for changing) the number of shares of UBSH Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Capital Stock Exchange Ratios.

2.5	Dividends.

No dividend or other distribution payable to the holders of record of FMB Capital Stock at, or as of, any time after the Effective Date will be paid to the holder of any Old FMB Capital Stock Certificates until such holder physically surrenders such certificate (or a customary indemnity if any of such certificate is lost, stolen or destroyed) for exchange as provided in Section 2.2 of this Plan of Merger, promptly after which time all such dividends or distributions will be paid (without interest).

2.6	Dissenting Shares.

Stockholders of FMB shall have the right to demand and receive payment of the fair value of their shares of FMB Capital Stock pursuant to the provisions of 12 CFR § 552.14 promulgated by the Office of Thrift Supervision (the “Dissenting Shares”).

ARTICLE 3

Conditions Precedent

The obligations of FMB and the Acquisition Bank to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

ARTICLE 4

Termination

This Plan of Merger may be terminated at any time before the Effective Date by the parties hereto as provided in Article 7 of the Agreement.

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Exhibit 1.3(c)

To the Agreement and

Plan of Reorganization

Form of Bylaw Amendments to Bylaws of the Continuing Corporation

Article II of the Bylaws shall be amended by adding a new Section 9 as set forth below.

SECTION 9. BOARD COMPOSITION.

(a) Effective as of the Effective Date (as defined in the First Amended and Restated Agreement and Plan of Reorganization, dated as of March 30, 2009, between Union Bankshares Corporation and First Market Bank, FSB (“FMB”), as the same may be amended from time to time (the “Merger Agreement”)), and notwithstanding any other provision of these Bylaws that may be to the contrary, the Board of Directors of the Corporation shall be comprised of thirteen directors, of which ten shall be members of the Board of Directors of the Corporation prior to the Effective Date chosen by the Corporation prior to the Effective Date (the “UBSH Directors”), one shall be a former member of the Board of Directors of FMB chosen by the Ukrop Stockholders (as defined in the Registration Rights Agreement, dated as of             , 2009 (the “Registration Rights Agreement”), between the Corporation and the persons listed on Schedule A to the Registration Rights Agreement) prior to the Effective Date (the “Ukrop Director”) and one shall be a former member of the Board of Directors of FMB chosen by Markel Stockholders prior to the Effective Date (the “Markel Director” and, together with the Ukrop Director, the “FMB Directors”). The current Chief Executive Officer of FMB shall also be a member of the Board of Directors of the Corporation. The UBSH Directors and the FMB Directors shall be apportioned among the three classes of the Board of Directors of the Corporation in a manner as nearly equal as possible.

(b) From and after the Effective Date through the third anniversary of the Effective Date, all vacancies on the Board of Directors of the Corporation created by the cessation of service of a UBSH Director shall be filled by a nominee proposed to the nominating committee of the Board of Directors of the Corporation by a majority of the remaining UBSH Directors, and all vacancies on the Board of Directors of the Corporation created by the cessation of service of a FMB Director shall be filled by a nominee proposed to the nominating committee of the Board of Directors of the Corporation by the Ukrop Stockholders or Markel Stockholders, as applicable.

(c) All directors so nominated and appointed or elected to the Board of Directors of the Corporation by proposal of the UBSH Directors shall be considered “UBSH Directors” for purposes of this Section 9, and all directors so nominated and appointed or elected to the Board of Directors of the Corporation by proposal of either the Ukrop Stockholders or the Markel Stockholders shall be considered “FMB Directors” for purposes of this Section 9.

(d) The provisions of this Section 9 may be modified, amended or repealed, and any By-law provision inconsistent with the provisions of this Section 9 may be adopted, only by an affirmative vote of the FMB Directors. In the event of any inconsistency between any provision of this Section 9 and any other provision of these By-laws or the Corporation’s other constituent documents, the provisions of this Section 9 are intended to control.

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